EXHIBIT 99

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
FRIDAY, MARCH 24, 2017

ExxonMobil Recommends Shareholders Reject the Below-Market Mini-Tender Offer by TRC Capital Corporation

IRVING, Texas–(Business Wire)–Exxon Mobil Corporation (NYSE:XOM) today announced that it has received notice of an unsolicited mini-tender offer by TRC Capital Corporation to purchase up to 2 million shares of ExxonMobil common stock, which represents approximately 0.05 percent of the shares outstanding as of the March 13, 2017 offer date. TRC Capital’s offer price of $78 per share is approximately 4.42 percent lower than the $81.61 closing share price of ExxonMobil’s common stock on March 10, 2017 – the business day prior to the date of the offer.

ExxonMobil recommends that stockholders do not tender their shares in response to TRC Capital’s offer because the offer is at a price below the current market price for ExxonMobil’s shares and subject to numerous conditions. ExxonMobil is not affiliated or associated in any way with TRC Capital, its mini-tender offer or the offer documentation.

TRC Capital has made many similar mini-tender offers for shares of other companies. Mini-tender offers seek to acquire less than 5 percent of a company’s shares outstanding, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) that apply to offers for more than 5 percent of a company’s shares outstanding. As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under U.S. securities laws.

The SEC has cautioned investors that some bidders making mini-tender offers at below-market prices are “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” More on the SEC’s guidance to investors on mini-tender offers is available at www.sec.gov/investor/pubs/minitend.htm.

ExxonMobil urges investors to obtain current market quotations for their shares, to consult with their broker or financial advisor and to exercise caution with respect to TRC Capital’s offer. ExxonMobil recommends that shareholders who have not responded to TRC Capital’s offer take no action.  Shareholders who have already tendered their shares may withdraw them at any time prior to the expiration of the offer, in accordance with TRC Capital’s offering documents. The offer is currently scheduled to expire at 12:01 a.m. Eastern Time on Tuesday, April 11, 2017. TRC Capital may extend the offering period at its discretion.

ExxonMobil encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

ExxonMobil requests that a copy of this news release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to ExxonMobil shares of common stock.

About ExxonMobil

ExxonMobil, the largest publicly traded international oil and gas company, uses technology and innovation to help meet the world’s growing energy needs. ExxonMobil holds an industry-leading inventory of resources, is the largest refiner and marketer of petroleum products, and its chemical company is one of the largest in the world. For more information, visit www.exxonmobil.com or follow us on Twitter www.twitter.com/exxonmobil.